EXHIBIT 2.1

SPECIMEN STOCK CERTIFICATE - ENGLISH TRANSLATION
(face of certificate)

ECOSS Inc. Stock Certificate

[#           ] Stock Certificate

Company Name: ECOSS Inc.

Date of Company Establishment: June 4, 1996

Stock Unit Price: JPY [                ]

Transfer restriction: Transfer of this stock requires approval from the Board of Directors.

Date of Stock Issue: [               ]

This stock certificate certifies registered ownership of stocks for the number of stocks noted above.

ECOSS Inc.

Chihiro Tsuyuki, CEO